Exhibit 10.12


                               4net Software, Inc.
                           10 South Street, Suite 202
                          Ridgefield, Connecticut 06877




                                                               December 19, 2002


Denis C. K. Lin, President
NWT, Inc.
1141 East 3900 South
Salt Lake City, Utah  84124

         Re:  Letter of Intent

Dear Mr. Lin:

         This Letter of Intent ("LOI") will confirm our recent discussions relating to a proposed transaction which would merge NWT, Inc. ("NWT"), a Utah corporation with offices located at 1141 East 3900 South, Salt Lake City, Utah 84124 into 4net Software, Inc. ("4NET"), a Delaware corporation whose securities are publicly traded on the NASDAQ's Over-the-Counter Bulletin Board ("OTC BB"). For purposes of this LOI, the term "Parties" shall mean NWT and 4NET. This LOI is to provide the basis on which both Parties are to use all reasonable endeavors to proceed to procure satisfaction of the conditions precedent and agreement on the legal issues relating to the documentation for such merger transaction.

         Notwithstanding anything elsewhere in this LOI to the contrary, the purpose of this LOI is solely to express the intent and desire of the Parties to move forward with further negotiations and does not constitute a binding agreement between the Parties other than with respect to the Confidentiality provisions set forth in paragraph 6 below, the Break-Up Fee provisions as set forth in paragraph 7 below, the No Shop provision set forth in paragraph 9 below, and the right of the Parties to arbitrate such issues as set forth in paragraph 12 below.

         1.  Description of the Transaction.

                (a) Merger Transaction. The Parties mutually desire to enter into an agreement merging NWT into 4NET (the "Merger"), with 4NET being the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger all of the current issued and outstanding capital stock of NWT shall be exchanged for 2,000,000 shares of common stock of the Surviving Corporation, based upon a minimum stock value of $3.50 per share of the Surviving Corporation (the "Consideration Shares"). Additionally, key employees of NWT shall receive options to purchase 400,000 shares of the Surviving Corporation (the

NWT, Inc.
December 19, 2002
Page 2

                "NWT Management Options"). The NWT Key Employee Options shall be exercisable at a price to be determined by mutual agreement of the Parties prior to execution of the below-described Merger. The NWT Key Employee Options shall vest over a three year period provided the Surviving Corporation achieves earnings before income tax for the fiscal years ending December 31, 2003, December 31, 2004 and December 31, 2005 in amounts to be agreed upon by the Parties hereto and to be set forth in a Vesting Schedule which will be incorporated herein as an addendum to this LOI. Further, the Parties acknowledge that there are currently outstanding options held by persons entitled to acquire NWT common stock ("NWT Incentive Options"), some of which were granted pursuant to the "Northwest Toxicology, Inc. Incentive Stock Option Plan" and some of which were not granted pursuant to that plan, and that others have the right to receive NWT stock per earn-out arrangements granted when NWT's subsidiary (then Northwest Analytical Consulting Laboratory Inc.) merged with Pharmaknowledge, Inc., ("Earn-Out Rights"). NWT Incentive Options will be treated as set forth in paragraph 2 below. The Earn-Out Rights will continue in the Surviving Corporation, with those persons entitled to receive NWT common stock under those Earn-Out Rights to be granted a commensurate right to receive common stock of the Surviving Corporation at the same exchange rate per NWT earn-out share as is applicable to current issued and outstanding capitol stock of NWT. The shares to be issued by the Surviving Corporation in connection with Earn-Out Rights shall be in addition to, and not part of, the Consideration Shares. Any conveyance, transfer or re-sale of the securities issued pursuant to the Merger shall be subject to all applicable securities laws.

                (b) Outstanding 4NET Shares. 4NET currently, has a total of 8,661,018 shares of common stock, par value $.00001 ("Common Stock") issued and outstanding, not including the shares of Common Stock underlying the issued and outstanding option and warrants of 4NET as set forth below. 4NET has issued and outstanding the following options and warrants for the purchase Common Stock:

                Holder                  Number of Shares        Exercise Price
                --------------------------------------------------------------
                Steven N. Bronson          300,000                   $  .55
                Leonard Hagan               10,000                   $ 2.26
                Leonard Hagan               10,000                   $  .5625
                Alan Rosenberg              10,000                   $ 2.26
                Alan Rosenberg              10,000                   $  .5625

NWT, Inc.
December 19, 2002
Page 3

                Paul Bronson                30,000                   $  .81
                Catalyst Financial LLC      82,000                   $  .50
                                           -------
                                    Total  452,000


                (c) 4NET Private Placement. Prior to the Merger, 4NET will compete a private offering of its securities to raise capital to satisfy the conditions precedent for the Merger. It is anticipated that 4NET will privately offer up to 3,000,000 shares of its Common Stock, prior to the Reverse Split, as defined below, to raise gross proceeds of approximately $900,000 prior to the closing of the Merger (the "4NET Offering").

                (d) Reverse 4NET Stock Split. Prior to the Merger 4NET will effect a one (1) share for eight (8) shares reverse stock split of the Common Stock (the "Reverse Stock Split"). After the Reverse Stock Split 4NET will have the following securities issued and outstanding:

                (i)   Approximate number of shares of  4NET
                      Common Stock issued and outstanding:  1,457,627 (assuming
                                                            the issuance of
                                                            3,000,000 shares of
                                                            Common Stock in the
                                                            4NET Offering)

                (ii)  Outstanding Options and Warrants to acquire 4NET Common
                      Stock:

                Holder                   Number of Shares      Exercise Price
                ---------------------------------------------------------------
                Steven N. Bronson            37,500                 $  4.40
                Leonard Hagan                 1,250                 $ 18.08
                Leonard Hagan                 1,250                 $  4.50
                Alan Rosenberg                1,250                 $ 18.08
                Alan Rosenberg                1,250                 $  4.50
                Paul Bronson                  3,750                 $  6.48
                Catalyst Financial LLC       10,250                 $  4.00
                                            -------
                                      Total  56,500

                (e) 4NETPreferred Stock. 4NET currently has 5 million shares of preferred stock authorized for issuance or otherwise designated for issuance. No shares of 4NET preferred stock are currently issued and outstanding and no shares of preferred stock will be issued or outstanding at or prior to the closing of the Merge.

NWT, Inc.
December 19, 2002
Page 4

                (f) NWT Stock. There are currently 334,127 shares of NWT common stock issued and outstanding. It is further understood that, in the aggregate, holders of the NWT Incentive Options have the right to purchase 118,500 shares of NWT common stock at various prices and times as reflected in those instruments, and that, in the aggregate, persons possessing Earn-Out Rights have the potential of earning 4,600 shares of NWT common stock without the necessity of payment to NWT.

        2. Share Structure of Surviving Corporation. The share structure of the Surviving Corporation immediately following the closing of the Merger will be approximately as follows:

        NWT Shareholders will own       2,000,000 shares of Common Stock of the
                                        Surviving Corporation pursuant to the
                                        exchange of stock for currently
                                        outstanding 334,127 shares of NWT common stock.

        Management of NWT will own      400,000 NWT Key Employee Options to
                                        purchase Common Stock of the Surviving
                                        Corporation at a price to be determined
                                        by mutual agreement of the Parties
                                        prior to execution of the
                                        below-described Merger Agreement, which
                                        Management Options shall be in addition
                                        to, and not by way of reduction of, the
                                        2,000,000 Consideration Shares.

        NWT Incentive Options:          NWT Incentive Options shall be treated
                                        and consideration shall be given
                                        therefore in a lawful manner to be
                                        determined by mutual agreement of the
                                        Parties and the holders of such NWT
                                        Incentive Options prior to the execution of the below-described Merger Agreement.

        Earn-Out Rights:                Persons entitled to Earn-Out Rights
                                        shall receive the same number of shares
                                        of Common Stock of the Surviving
                                        Corporation for each earn-out NWT share
                                        as are exchanged for each share of
                                        currently issued and outstanding capitol stock of NWT.

        4NET Shareholders will own:     1,457,627 shares of Common Stock of the
                                        Corporation and options and warrants
                                        to acquire an additional 56,500 shares
                                        of Common Stock of the Surviving
                                        Corporation.

NWT, Inc.
December 19, 2002
Page 5

        3. Conditions Precedent to Merger. Set forth below are the conditions precedent to the closing of the Merger:

                (a) Conditions to be satisfied by NWT.

                        (i) Power and Authority of NWT. NWT has been duly organized and is validly existing and in good standing under the laws of the State of Utah, with full power and authority to conduct its business. Complete and correct copies of the Certificate of Incorporation and the Bylaws of NWT and all amendments thereto are available upon request, and no changes therein will be made subsequent to the date hereof and prior to the closing of the Merger.

                        (ii) Corporate Approval. The Board of Directors and shareholders of NWT shall have approved the terms of the Merger Agreement and the related transaction documentation.

                (b) Conditions to be satisfied by 4NET.

                        (i) Power and Authority of 4NET. 4NET has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business. Complete and correct copies of the Certificate of Incorporation and the Bylaws of 4NET and all amendments thereto are available upon request, and no changes therein will be made subsequent to the date hereof and prior to the closing of the Merger.

                        (ii) Corporate Approval. The Board of Directors and the requisite number of shareholders of 4NET shall have approved the terms of the Merger and the related transaction documentation.

                        (iii) Reverse Stock Split. At the time of the Merger, 4NET shall have completed a one (1) share for eight (8) shares reverse split of the Common Stock of 4NET.

                        (iv) Required Capital. At the time of the Merger 4NET shall have net cash or cash equivalents equal to $500,000 or greater.

NWT, Inc.
December 19, 2002
Page 6

                        (v) Registration of Securities. Registration with the Securities and Exchange Commission of the shares of common stock that will be exchanged for NWT common stock.

                (c) Conditions to be Satisfied by Both Parties. A definitive Merger Agreement ("Merger Agreement") must first have been executed by both Parties.

        4. Condition Precedents to Execution of Merger Agreement and Additional Terms.

                (a) Merger Agreement. The execution of a Merger Agreement will be subject to negotiation of the terms and conditions of a definitive Merger Agreement, containing representations, warranties, and undertakings, in such form as shall be acceptable to the Parties.

                (b) Name. The Merger Agreement shall provide that the name of the Surviving Corporation shall be NWT, Inc.

                (c) Officers. The Merger Agreement shall provide that, in conjunction with the Merger, all officers of 4NET will resign effective immediately upon the closing of the Merger; and NWT will appoint all of the officers of the Surviving Corporation.

                (d) Directors. The Merger Agreement shall provide that, in conjunction with the Merger, 4NET will increase the size of its board of directors from three (3) to seven (7) and all directors of 4NET, except for Steven N. Bronson, will resign effective immediately upon the closing of the Merger; and NWT will designate six (6) persons to be appointed to the board of directors of the Surviving Corporation.

                (e) Firm Commitment Underwriting. Prior to the execution of the Merger Agreement, NWT shall receive, in form and substance acceptable to NWT, a letter of intent for a firm commitment ("Firm Commitment"), from an underwriter or its equivalent acceptable to NWT, to purchase the securities of the Surviving Corporation following the closing of the Merger Agreement to raise at least $3,000,000 in capital, net of all related offering costs and expenses. NWT shall reasonably cooperate with 4NET to acquire the Firm Commitment, and NWT shall pay any required fee to obtain the Firm Commitment.

NWT, Inc.
December 19, 2002
Page 7

                (f) NWT Accredited Investors Undertaking. Accredited NWT shareholders and/or other NWT shareholders consisting of members of NWT's board of directors or highly placed management officers collectively owning at least fifty-one percent (51%) of the current issued and outstanding NWT common stock shall commit to NWT by letter to vote their shares in favor of the Merger Agreement provided certain conditions precedent to be specified by them in the letter are satisfied. A copy of such letter shall be provided to 4NET prior to the execution of the Merger Agreement.

                (g) Registration Rights. The Merger Agreement shall provide that the Surviving Corporation will undertake, on a best efforts basis, to file a registration statement with the U.S. Securities and Exchange Commission within 90 days of the closing of the Merger, to register the shares of Common Stock of the Surviving Corporation held by Steven N. Bronson, the investors in the 4NET Offering, and the NWT Shareholders; which registration shall be accomplished, if reasonably practical, concurrent with the registration of securities to be exchanged for the NWT stock.

        5. Lock-Up Agreement.

                (a) NWT Shareholder. The Merger Agreement shall provide that NWT Shareholders owning shares of the Surviving Corporation will be subject to resale restriction pursuant to which the NWT Shareholders will not sell, convey, assign or transfer any shares of Common Stock of the Surviving Corporation for a period of twelve (12) months following the closing of the Merger.

                (b) Steven N. Bronson. The Merger Agreement shall also provide that Steven N. Bronson will not sell, convey, assign or transfer at least fifty percent (50%) of the shares of Common Stock of 4NET which he presently owns (approximately 348,888 shares after giving effect to the Reverse Split) for a period of twelve (12) months following the closing of the Merger. Mr. Bronson agrees to execute a lock-up agreement if requested.


        6. Confidentiality. 4NET and NWT agree that all communications between them shall be kept in the strictest confidence and that no party to this Letter of Intent will disclose to any third parties the contents of this Letter of Intent or that any negotiations are taking place between the Parties.

NWT, Inc.
December 19, 2002
Page 8

        7. Break-Up Fee. In the event that, prior to the execution of a Merger Agreement, the Merger does not occur due to a refusal of one party hereto ("Refusing Party") to proceed with the Merger despite the other party's willingness to proceed with the Merger ("Willing Party"), then the Refusing Party shall pay the Willing Party a break-up fee in the amount of $50,000 (the "Pre-Agreement Break-Up Fee"), which Pre-Condition Break-Up-Fee shall be the sole and exclusive remedy available to the Willing Party for such a refusal to proceed. Should either party fail to proceed with the Merger following execution of a Merger Agreement in violation thereof, that party shall pay the other party a break-up-fee ("Post-Agreement Break-Up-Fee) in the amount of $150,000, which Post-Agreement Break-Up-Fee shall be the sole and exclusive remedy available to the non-breaching party for such failure to proceed. The Parties hereto agree that each above-described break-up-fee represents a fair and equitable amount to reimburse the party receiving such fee for its expenses and professional fees associated with the circumstances for which such fee is paid.

        8. Costs. Each party will be responsible for all its own costs and expenses, except as otherwise provided in the definitive merger agreement.

        9. No Shop. NWT hereby represents and agrees that it will not circumvent this LOI or negotiate or seek to negotiate any transaction concerning the financing or the sale, merger or other business combination of NWT with any person or entity other than 4NET until May 15, 2003.

        10. Entire Agreement. The LOI constitutes the entire agreement between the Parties, and supercedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct on the subject matter of this LOI. This LOI may be amended or modified only by a writing executed by all of the Parties.

        11. Governing Law. This LOI will be governed by and construed under the laws of the State of Delaware without regard to conflicts of law principles.

        12. Arbitration. Any controversy, claim, or dispute between the Parties with respect to this paragraphs 6, 7 and 9 of this LOI shall be arbitrated in accordance with the then existing arbitration rules of the American Arbitration Association. The arbitration shall be held in Delaware. The prevailing party shall be entitled to recover its attorneys' fee and expenses associated with the arbitration.

        13. Counterparts. This LOI may be executed in any number of counterparts, including facsimile signatures which shall be deemed as original signatures. All executed counterparts shall constitute one agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

NWT, Inc.
December 19, 2002
Page 9

        14. Timing. The Parties are targeting to execute a definitive Merger agreement by January 20, 2003 and effect the Merger by May 20, 2003.

        If you are in agreement with the foregoing, please sign and return one copy of this Letter of Intent, which will thereupon constitute our agreement with respect to its subject matter.

                                            Very truly yours,

                                            4net Software, Inc.


                                            By: /s/ Steven N. Bronson
                                                ----------------------------
                                                Steven N. Bronson, President

Duly executed and agreed to by:

NWT, Inc.


By: /s/ Denis C. K. Lin
    --------------------------
    Denis C. K. Lin, President

With respect to Paragraph 5 Only:


/s/ Steven N. Bronson
-----------------------------
Steven N. Bronson, personally
and individually